ARTICLES OF INCORPORATION
OF
STEM SALES, INC.
A Florida Corporation

Robert M. Snibbe, Jr. certifies that:

1. Robert M. Snibbe, Jr. is the duly elected and acting President of the corporation herein above named.

2. The Articles of Incorporation shall read in full as follows:

ARTICLE I.

The name of the corporation shall be STEM SALES, INC. and shall be governed by Title XXXVI Chapter 607 of the Florida Statutes.

ARTICLE II.

The nature of the business shall be to engage in any and all lawful activity permitted by the laws of the State of Florida and desirable to support the continued existence of the corporation.

The corporation shall have the power to conduct its business both within and outside the State of Florida.

ARTICLE III.

The principal office of the corporation shall be: 5 Pelican PL, Belleair, FL 33756.

ARTICLE IV.

The total authorized capital stock of the corporation shall be five hundred million (500,000,000) shares of common stock with a par value of $.01 per share, all or any part of which capital stock may be paid for in cash, in property or in labor and services at a fair valuation to be fixed by the Board of Directors. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered shall be deemed the fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Each share of stock shall have voting privileges and will be eligible for dividends.

There shall be one class of preferred blank check stock to be issued solely at the discretion of the Board of Directors.

ARTICLE V.

The corporation shall have perpetual existence. The date when the corporation existence shall commence is April 9, 2014 upon the filing of the original articles of incorporation.

ARTICLE VI.

The registered agent and the office of the resident agent shall be:

Robert M. Snibbe, Jr.: 5 Pelican PL, Belleair, FL 33756.

ARTICLE VII.

The governing board of this corporation shall be known as Directors, which shall consist of not less than one (1) Director and not more than fifteen (15) Directors and the number of the Directors may from time to time be increased or decreased in such manner provided by the By-Laws of this corporation, provided that the number of Directors shall not be reduced to less than one (1) Director.

The election of the Directors shall be on an annual basis. Each Director shall be of full and legal age.

A quorum for the transaction of business shall be a simple majority of the Directors so qualified and present at a meeting. Meetings of the Board of Directors may be held within or without the State of Florida and members of the Board of Directors need not be stockholders. Attendance at any meeting of the Board of Directors may be in person or by any electronic or telephonic means accessible.

ARTICLE VIII.

The name and post office address of the initial member of the Board of Directors is:

Robert M. Snibbe, Jr.: 5 Pelican Pl, Belleair, FL 33756.

ARTICLE IX.

The name and post office address of the Officer, subject to this Charter and By-Laws of the corporation and the laws of the State of Florida, shall hold office for the first year of business or until removal, resignation or an election is held by the Board of Directors for the election of the officers and or the successors have been duly elected and qualified is:

Robert M. Snibbe, Jr.: 5 Pelican Pl, Belleair, FL 33756.

ARTICLE X.

The name and post office address to the subscriber to these Articles of Incorporation is:

Robert M. Snibbe, Jr.: 5 Pelican Pl, Belleair, FL 33756.

ARTICLE XI.

The corporation shall have the power to indemnify any officer, director or former officer or director to the fullest extent permitted by law.

ARTICLE XII.

If all of the Directors severally and collectively consent in writing to any action taken or to be taken by the corporation and the writings evidencing their consent are filed with the Secretary of the Corporation, the action shall be as valid as though it had been authorized at a meeting of the Board of Directors.

The undersigned, being the subscriber to these Articles of Incorporation, for the purpose of forming a corporation to do business both within and without the State of Florida, and in pursuance of the general corporation law of the State of Florida, does make and file this certificate hereby declaring and certifying that the facts hereinabove stated are true and accordingly has hereunto set his hand this 9th day of April, 2014.

I further declare under penalty of perjury under the laws of the State of Florida that the matters set forth in this Articles of Incorporation are true and correct to the best of my knowledge.

Robert M. Snibbe, Jr.

WRITTEN ACCEPTANCE BY REGISTERED AGENT

I, Robert M. Snibbe, Jr., the undersigned being the registered agent for STEM SALES, INC., do hereby state that I am familiar with and accept the duties and responsibilities as registered agent for said corporation. I hereby declare and certify the facts hereinabove stated are true, and accordingly hereunto set my hand this 9th day of April, 2014.

Robert M. Snibbe, Jr.

FILED
14 APR 15 PM 2:49
SECRETARY OF STATE
TALLAHASSEE FLORIDA